Exhibit 99.1

Graf Global Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing on or about August 16, 2024

August 12, 2024 – Graf Global Corp. (NYSE American: GRAF) (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 23,000,000 units, which includes 3,000,000 units issued pursuant to the exercise by the underwriters of their overallotment option in full, completed on June 27, 2024 (the “Offering”), may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about August 16, 2024. Any units not separated will continue to trade on NYSE American LLC under the symbol “GRAF.U,” and each of the Class A ordinary shares and warrants will separately trade on NYSE American LLC under the symbols “GRAF” and “GRAF WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to the securities was declared effective on June 25, 2024 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Graf Global Corp.

Graf Global Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to capitalize on the significant experience and relationships of its Chief Executive Officer, Chief Financial Officer and Director, James Graf, but may pursue an initial business combination in any industry or geographic region.

Contact

James Graf

Chief Executive Officer, Chief Financial Officer and Director

Graf Global Corp.

james@grafspac.com